Exhibit (8)(Z)

THE VANGUARD GROUP, INC.

AMENDMENT TO AGREEMENT

THIS AMENDMENT TO AGREEMENT (this “Amendment”), made as of this 23rd day of April, 2013, is by and among THE VANGUARD GROUP, INC. (“Vanguard”), a Pennsylvania corporation with its principal place of business in Pennsylvania, TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA (the “Company”), a New York life insurance company with its principal place of business in New York, on its own behalf and on behalf each segregated asset account of the Company identified on Schedule A attached to the Agreement (as defined below), as amended from time to time, and JPMORGAN CHASE BANK, N.A. (the “NSCC Firm”), a national banking association with its principal place of business in Ohio.

W I T N E S S E T H:

WHEREAS, Vanguard, the Company, and the NSCC Firm are parties to an Agreement dated as of April 15, 2011, as amended (the “Agreement”);

WHEREAS, Vanguard, the Company, and the NSCC Firm desire to modify the Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.         Definitions. Unless otherwise defined herein, capitalized terms in this Amendment shall have the meanings assigned in the Agreement.

2.         Amendment of Section 4(a). The following is hereby added to the end of Section 4(a) as new subsection (xiv):

“(xiv) As of April 23, 2013 and with respect to the Vanguard Fund(s) listed in Schedule B attached hereto, Vanguard has claimed an exclusion from the definition of “commodity pool operator” (“CPO”) under the Commodity Exchange Act and the Commodity Futures Trading Commission rules promulgated thereunder, or is otherwise exempt from registration as a CPO, and therefore is not subject to regulation as a CPO. Upon the Company’s reasonable request, Vanguard will inform the Company of any change in its status with respect to regulation as a CPO.”

3.         No Other Amendments. Except as specifically modified herein, the Agreement remains in full force and effect. In the event of a conflict between the Agreement and this Amendment, this Amendment shall control.

4.         Counterparts. This Amendment and any attachment, exhibit or schedule hereunder may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Any of the foregoing shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of all parties hereto. For purposes hereof, a facsimile copy of any of the foregoing, including the signature pages hereto, shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the date first written above.

THE VANGUARD GROUP, INC.

/s/ Michael Lucci

By: Michael Lucci

Title: Principal

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, on its own behalf and on behalf of each segregated asset account identified on Schedule A attached to the Agreement

/s/ Jason Creel

By: Jason Creel

Title: Managing Director

JPMORGAN CHASE BANK, N.A.

/s/ Christopher Gordner

By: Christopher Gordner

Title: Vice President